Filed pursuant to Rule 433 Registration Statement Nos. 333-162193 and 333-162193-01

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What are some of the market measures to which an RBS ETN can be linked?

How do I buy or sell an RBS ETN?

What happens if I buy and hold an RBS ETN to its maturity?

Can I offer my RBS ETNs for repurchase by RBS N.V. before their maturity date?

What is the redemption value of an RBS ETN?

The redemption value of an RBS ETN means the amount that would be payable by RBS
N.V., as the issuer, to the investor if the ETN were to be repurchased or redeemed by RBS N.V. either prior to or on the maturity date. The redemption value for an RBS ETN on any given day will depend on the performance of the underlying market measure (s) to which the ETN is linked, less the applicable investor fee and repurchase fee. The applicable pricing supplement and prospectus describe how this amount is determined for the relevant RBS ETNs. The intraday daily indicative value for each outstanding RBS ETN will be published on major market data vendor platforms, and the daily redemption value for each outstanding RBS ETN will be published on www.rbs.com/etnus. Information contained on that website is not incorporated by reference in, and should not be considered a part of, this document.

What is the difference between the market price of an RBS ETN and its redemption value?

Can an RBS ETN trade at a premium or discount to its redemption value?

What is the tax treatment of an investment in an RBS ETN?

What are some of the key risks to investing in RBS ETNs?

What else should I consider?

The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. have filed a registration statement (including a prospectus) with the U.S. Securities and
Exchange Commission (SEC) for the offerings of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS N.V. and RBS Holdings
N.V., and the relevant offerings. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS N.V.,
RBS Holdings N.V., RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus, prospectus supplement and the relevant pricing supplement at no charge if you request it by calling
1-866-747-4332.

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